Exhibit 4.79

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (this “Agreement”), is dated as of February 11, 2021, by and between Partners For Growth V, L.P., a Delaware limited partnership with address at 1600 Tiburon Blvd., Suite D, Tiburon, CA 94920, USA (the “Creditor”), and Borqs Technologies, Inc., a company incorporated in the British Virgin Islands, with headquarters located at Suite 309, 3/F, Dongfeng KASO, Dengfengbeiqiao, Chaoyang District, Beijing 100016, China (“Group Parent”), together with its wholly owned subsidiary Borqs Hong Kong Limited with address at Office B, 21/F, Legend Tower, 7 Shing Yip Street, Kwun Tong, Kowloon, Hong Kong SAR (the “Company” and together with Group Parent, collectively, jointly and severally, the “Borrower”).

WHEREAS, the Creditor, the Company and Group Parent are parties to that certain Senior Secured Convertible Promissory Note dated December 17, 2018 (the “Note”);

WHEREAS, as of February 11, under the terms of the Note, Borrower owes Creditor an amount that is equal to (i) $1,263,650 plus accruing interest (the sum of the amounts set forth in this clause (i), collectively, the “Debt”), plus (ii) accrued and accruing fees and expenses thereunder (the sum of the amounts set forth in the following clauses (i) and (ii) collectively, the “Total Debt”) and Borrower acknowledges that the Total Debt is past due pursuant to the terms of the Note; and

WHEREAS, the Borrower and the Creditor desire to resolve, settle, and compromise the Debt through the issuance to Creditor of ordinary shares of Group Parent pursuant to the terms of this Agreement and in reliance upon the exemption from securities registration afforded by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Borrower and the Creditor hereby agree as follows:

1. SETTLEMENT OF DEBT.

(a) Settlement Shares. As of February 11, 2021, the Debt is tabulated as follows:

●	Convertible note	$1,000,000
●	Other fees	59,150
●	Accrued interest up to February 11, 2021	204,000
	(plus $500 per diem thereafter)

●	Debt	$1,263,150

In exchange for Creditor’s agreement to discharge the Debt, Group Parent shall issue to Creditor ordinary shares of Group Parent at a purchase price per share (the “Purchase Price”) that is equal to $0.84 per share. The total number of shares of Group Parent to be issued to Creditor hereunder (the “Settlement Shares”) shall be determined by dividing the Debt by the Purchase Price.

(b) Adjustment to Number of Settlement Shares. For the avoidance of doubt, the number of Settlement Shares issuable to Creditor shall be adjusted so as to account for interest, fees and expenses accruable from February 11, 2021 through and including the date on which Creditor receives the Settlement Shares.

(c) Delivery of Shares. The Settlement Shares shall be delivered in the following manner:

●	Name/title of the shares: Partners for Growth V, L.P.________________________________

●	Method of delivery: DRS [ ] or DWAC [X]

Name	of brokerage firm: Robert W. Baird & Co.

DTC	number of brokerage firm: 0547

Name	of account: Partners for Growth V, L.P.
(should	match with title of the shares)

(d) Releases. Upon receipt of all of the Settlement Shares for and in consideration of the terms and conditions of this Agreement, the parties hereby release, acquit and forever discharge the other and each, every and all of their current and past officers, directors, shareholders, affiliated corporations, subsidiaries, agents, employees, representatives, attorneys, predecessors, successors and assigns, of and from any and all claims, damages, cause of action, suits and costs, of whatever nature, character or description, whether known or unknown, anticipated or unanticipated, which the parties may now have or may hereafter have or claim to have against each other with respect to the Debt. Nothing contained herein shall be deemed to negate or affect Creditor’s right and title to any securities heretofore issued to it by Group Parent or any subsidiary of Group Parent.

2. REPRESENTATIONS AND WARRANTIES AND COVENANTS.

(a) Borrower’s Representations. The Borrower hereby represents and warrants and covenants to the Creditor, as of the date hereof and each other date on which the Group Parent issues Settlement Shares to the Creditor, as follows:

(i) The Group Parent and each of its subsidiaries are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authorization to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted.

(ii) The Borrower has the requisite power and authority to enter into and perform its obligations under this Agreement. The execution by the Borrower and the consummation by the Borrower of the transactions contemplated hereby, including, without limitation, the issuance of the Settlement Shares have been duly authorized by such Borrower’s Board of Directors (or other applicable governing body). This Agreement and any related documents have been duly executed and delivered by such Borrower, and constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities laws.

(iii) The Borrower has, during the preceding 12 months, filed with the United States Securities and Exchange Commission (the “SEC”) all reports and other materials required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Borrower included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing.

(iv) The Borrower represents that the Debt is a bona-fide claim against the Borrower and that the loan agreement, promissory notes and other documentation associated with the Debt are accurate representations of the nature of the Debt and the amounts owed by the Borrower to Creditor.

(v) The Borrower confirms that neither it nor any other person acting on its behalf has provided the Creditor or its agents or counsel with any information that constitutes or could reasonably be expected to constitute material, non-public information concerning the Group Parent or any of its subsidiaries, other than the existence of the transactions contemplated by this Agreement. The Borrower understands and confirms that the Creditor will rely on the foregoing representations in effecting transactions in securities of the Group Parent. To the knowledge of the Borrower after reasonable inquiry, all disclosures provided to the Creditor regarding the Group Parent and its subsidiaries, their businesses and the transactions contemplated hereby, including any schedules to this Agreement, furnished by or on behalf of Group Parent or any of its subsidiaries, is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(vi) When issued and delivered, the Settlement Shares shall be validly issued and outstanding, fully paid and nonassessable, free and clear of all liens, encumbrances and rights of refusal of any kind.

(vii) The Borrower represents that it has not paid, and shall not pay, any commissions or other remuneration, directly or indirectly, to any third party for the solicitation of any Tranche pursuant to this Agreement. Other than the settlement of Creditor’s claims to the Debt, the Borrower has not received and will not receive any consideration from the Creditor for the Settlement Shares to be issued pursuant to this Agreement.

(viii) To the Borrower’s knowledge, neither the Creditor nor any of its affiliates, (A) is or was an officer, director, 10% shareholder, control person, or affiliate of the Borrower within the last 90 days, or (B) has or will, directly or indirectly, provide any consideration to or invest in any manner in the Borrower in exchange or consideration for, or otherwise in connection with, the sale or satisfaction of the Debt, other than pursuant to this Agreement.

(ix) The Borrower acknowledges and agrees that (A) the issuance of Settlement Shares pursuant to this Agreement may have a dilutive effect, which may be substantial, (B) neither the Borrower nor any of the Borrower’s affiliates has or will provide the Creditor with any material non-public information regarding the Borrower or its securities, and (C) the Creditor has no obligation of confidentiality to the Borrower and may sell any of its Settlement Shares issued pursuant to this Agreement at any time but subject to compliance with applicable laws and regulations.

(x) The Borrower acknowledges and agrees that with respect to this Agreement and the transactions contemplated hereby, (A) the Creditor is acting solely in an arm’s length capacity, (B) the Creditor does not make and has not made any representations or warranties, other than those specifically set forth in this Agreement, (C) except as set forth in this Agreement, the Borrower’s obligations hereunder are unconditional and absolute and not subject to any right of set off, counterclaim, delay or reduction, regardless of any claim the Borrower may have against the Creditor, (D) the Creditor has not and is not acting as a legal, financial, accounting or tax advisor to the Borrower, or agent or fiduciary of the Borrower, or in any similar capacity, and (E) any statement made by the Creditor or any of the Creditor’s representatives, agents or attorneys is not advice or a recommendation to the Borrower.

(xi) Except as disclosed in SEC Documents, the Borrower has not, in the 12 months preceding the date of this Agreement, received notice from any national securities exchange or automated quotation system on which the shares in Group Parent are listed or designated for quotation to the effect that the Borrower is not in compliance with the listing or maintenance requirements of such national securities exchange or automated quotation system. As of the date of this Agreement, to the Borrower’s actual knowledge based solely on absence of, as of the date hereof, any notice from any such securities exchange or automated quotation system that the Borrower is not in compliance with the listing or maintenance requirements of such national securities exchange or automated quotation system, the Borrower is in compliance with all such listing and maintenance requirements.

(xii) The Group Parent, through its Transfer Agent, currently participates in the DTC Fast Automated Securities Transfer (“FAST”) Program and utilizes DTC’s DWAC service, and the Settlement Shares may be issued and transferred electronically to third parties via DTC’s DWAC service. The Borrower has not, in the 12 months preceding the date of this Agreement, received any notice from DTC to the effect that a suspension of, or restriction on, accepting additional deposits of shares in the Group Parent or electronic trading or settlement services with respect to such shares are being imposed or are contemplated by DTC.

(xiii) The Group Parent’s shares are listed on the Nasdaq Capital Market.

(xiv) No suspension of trading of the Group Parent’s shares is in effect.

(xv) No injunctions or other legal proceedings relating to this Agreement is pending or threatened against the Borrower.

(xvi) The Borrower has delivered or will deliver to the Creditor and the Group Parent’s transfer agent an opinion of counsel in a form acceptable to the Creditor, to the effect that the Settlement Shares issued hereunder are legally issued, fully paid and non-assessable, are exempt from registration under the Securities Act, may be issued without restrictive legend, and may be resold by Creditor without restriction.

(xvii) Except as disclosed in SEC Documents, the Borrower is not in a default under, or has given to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Borrower or any of its subsidiaries is a party.

(b) Creditor Representations. The Creditor hereby makes the following representations, warranties and covenants, as of the date hereof and each other date in which the Creditor delivers a notice for issuance of the Settlement Shares, as follows:

(i) The Creditor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated hereby to which it is a party and otherwise to carry out its obligations hereunder and thereunder.

(ii) The Creditor owns and holds, beneficially and of record, the entire right, title, and interest in and to the Debt, free and clear of all rights and encumbrances. The Creditor has full power and authority to release, acquit and forever discharge the Debt.

(iii) The Creditor understands that the Settlement Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Borrower is relying in part upon the truth and accuracy of, and the Creditor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Creditor set forth herein in order to determine the availability of such exemptions and the eligibility of the Creditor to acquire the Settlement Shares.

(iv) This Agreement has been duly and validly authorized, executed and delivered on behalf of the Creditor and constitute the legal, valid and binding obligations of the Creditor enforceable against the Creditor in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(v) The execution, delivery and performance by the Creditor of this Agreement and the consummation by the Creditor of the transactions contemplated hereby and thereby will not (A) result in a violation of the organizational documents of the Creditor or (B) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Creditor is a party, or (C) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Creditor, except in the case of clauses (B) and (C) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Creditor to perform its obligations hereunder.

(vi) As of the date of this Agreement and during the 90 calendar days prior to the date of this Agreement, neither the Creditor nor any affiliate thereof is or was an officer, director, or 10% or more shareholder of the Group Parent.

(vii) Creditor represents that it has not paid, and shall not pay, any commissions or other remuneration, directly or indirectly, to any third party for the solicitation of any Settlement Shares pursuant to this Agreement and no additional consideration from the Creditor has been received or will be received by the Borrower for the Settlement Shares.

(viii) Creditor understands and acknowledges that the issuance and transfer to it of the Settlement Shares has not been reviewed by the SEC or any state securities regulatory authority because such transaction is intended to be exempt from the registration requirements of the Securities Act, and applicable state securities laws. Creditor understands that the Borrower is relying upon the truth and accuracy of, and Creditor’s compliance with, the representations, warranties, acknowledgments and understandings of Creditor set forth herein in order to determine the availability of such exemptions and the eligibility of Creditor to acquire the Settlement Shares.

(ix) Creditor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of Creditor’s investment in the Group Parent through Creditor’s acquisition of the Settlement Shares. Creditor is able to bear the economic risk of its investment in the Group Parent through Creditor’s acquisition of the Settlement Shares for an indefinite period of time. At the present time, Creditor can afford a complete loss of such investment and has no need for liquidity in such investment.

(x) Creditor acknowledges that it has prior investment experience and that it recognizes and fully understands the highly speculative nature of Creditor’s investment in the Group Parent pursuant to its acquisition of the Settlement Shares. Creditor acknowledges that it, either alone or together with its professional advisors, has the capacity to protect its own interests in connection with this transaction.

(xi) Creditor represents and warrants that it was not induced to invest in the Group Parent (pursuant to the issuance to it of the Settlement Shares) by any form of general solicitation or general advertising, including, but not limited to, the following: (a) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media (including via the internet) or broadcast over the news or radio or (b) any seminar or meeting whose attendees were invited by any general solicitation or advertising.

3. INDEMNIFICATION.

(a) In consideration of the Creditor’s execution and delivery of this Agreement, and in addition to all of the Borrower’s other obligations hereunder, the Borrower shall indemnify the Creditor and all of its shareholders, partners, members, officers, directors, employees (collectively, the “Creditor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Creditor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”) incurred by any Creditor Indemnitee as a result of, or arising out of, or relating to (i) any material misrepresentation or breach of any representation or warranty made by the Borrower in this Agreement or any related documents or (ii) any material breach of any covenant, agreement or obligation of the Borrower contained in this Agreement or any related documents.

(b) In consideration of the Borrower’s execution and delivery of this Agreement and in addition to all of the Creditor’s other obligations hereunder, the Creditor shall indemnify the Borrower and each of its shareholders, partners, members, officers, directors, employees and counsel (collectively, the “Borrower Indemnitees”) from and against any and all Indemnified Liabilities incurred by any Borrower Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Creditor in in this Agreement or any related documents, or (ii) any material breach of any covenant, agreement or obligation of the Creditor contained in this Agreement or any related documents.

(c) Notwithstanding any other provisions of this Agreement, no party shall be obligated to indemnify any person to the extent that the aggregate of all Indemnified Liabilities exceeds the Debt.

(d) The indemnification required by this Section 3 shall be the sole and exclusive remedy of the Borrower Indemnitees and the Creditor Indemnitees.

4. MISCELLANEOUS.

(a) Further Assurances; Additional Documents. Each party shall, upon the reasonable request of any other party hereto, take any actions and execute any other documents that may be necessary or desirable in connection with the implementation and consummation of this Agreement.

(b) No Oral Modification. This Agreement may only be amended in writing signed by the Borrower and by the Creditor. All waivers relating to any provision of this Agreement must be in writing and signed by the waiving party.

(c) Expenses. Except as otherwise set forth in this Agreement, each party to this Agreement shall bear its own expenses in connection with transactions contemplated hereby. The Borrower shall be responsible for the payment of any financial advisory fees, legal expenses of counsel to the Borrower (including, without limitation, with respect to any legal opinion issued in connection herewith or any Exchange), fees in connection with the registration or listing of any Settlement Shares issued hereunder, DTC fees, or transfer agent fees relating to or arising out of the transactions contemplated hereby.

(d) Governing Law; Jurisdiction; Jury Trial. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of California. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of San Francisco, California, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the applicable San Francisco County, California court) appointed in accordance with Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in San Fransisco County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, the Creditor desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then the Creditor may apply to the applicable San Fransisco County, California court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of Creditor any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

(e) Headings; Gender. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

(f) Remedies. Any person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. Furthermore, the Borrower recognizes that in the event that it fails to perform, observe, or discharge any or all of its obligations hereunder or under any related documents, any remedy at law may prove to be inadequate relief to the Creditor. The Borrower therefore agrees that the Creditor shall be entitled to seek specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving damages and without posting a bond or other security.

(g) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that an electronic signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original signature.

(h) Survival. The representations, warranties, agreements and covenants in this Agreement shall survive the execution and delivery hereof until the consummation of the transactions contemplated hereby or termination or expiration of this Agreement by its terms.

(i) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(j) Severability; Usury. If any term or provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to attempt to agree on a modification of this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible. Notwithstanding anything to the contrary contained in this Agreement or any related document (and without implication that the following is required or applicable), it is the intention of the parties that in no event shall amounts and value paid by the Borrower, or payable to or received by the Creditor hereunder or under any related document, including without limitation, any amounts that would be characterized as “interest” under applicable law, exceed amounts permitted under any such applicable law. Accordingly, if any obligation to pay, payment made to the Creditor, or collection by the Creditor pursuant hereto, or pursuant to any related document, is finally judicially determined to be contrary to any such applicable law, such obligation to pay, payment or collection shall be deemed to have been made by mutual mistake of the Creditor and the Borrower and such amount shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by the applicable law. Such adjustment shall be effected, to the extent necessary, by reducing or refunding, at the option of the Creditor, the amount of interest or any other amounts which would constitute unlawful amounts required to be paid or actually paid to the Creditor hereunder or under any related document. For greater certainty, to the extent that any interest, charges, fees, expenses or other amounts required to be paid to or received by the Creditor hereunder, or under any related document, are held to be within the meaning of “interest” or another applicable term to otherwise be violative of applicable law, such amounts shall be pro-rated over the period of time to which they relate.

(k) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(l) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(m) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(n) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

(o) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon confirmation of transmission, when sent by email; or (iii) one business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be (A) if to the Borrower, at the address set forth on its signature page attached hereto or (B) if to the Creditor, at the address set forth on its signature page attached hereto, or to such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (x) given by the recipient of such notice, consent, waiver or other communication or (y) provided by an overnight courier service, shall in each case be rebuttable evidence of personal service, receipt by email, or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Creditor, the Group Parent and the Company has caused its respective signature page to this Settlement Agreement to be duly executed as of the date first written above.

Creditor:

PARTNERS FOR GROWTH V, L.P.

By:
Name:
Title:

Group Parent:

Borqs Technologies, Inc.

By:
Name:	Pat Sek Yuen Chan
Title:	Chief Executive Officer

Company:

Borqs HONG KONG Limited

By:
Name:
Title:

[Signature page to Settlement Agreement]